Exhibit (j)(1) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 39 to the Registration Statement (Form N-1A, No. 33-54445) of Federated Institutional Trust and to the incorporation by reference of our report, dated October 20, 2009, on Federated Intermediate Government/Corporate Fund (one of the portfolios constituting Federated Institutional Trust) included in the Annual Shareholder Report for the fiscal year ended August 31, 2009.

/s/ Ernst & Young LLP
Boston, Massachusetts
October 26, 2009